Exhibit 99.1

McDermott Reports Fourth Quarter and Full Year 2014 Financial Results

Results Reflect Improved Execution, Recent Awards in Middle East and Asia

New Business Partnerships with Industry Leaders

Company to Host Conference Call and Webcast Today at 4:00 pm CT

HOUSTON--(BUSINESS WIRE)--March 2, 2015--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2014. The Company reported fourth quarter 2014 net income of $8.2 million, or $0.03 per fully diluted share, compared to a net loss of $326.2 million, or $1.38 per diluted share, in the prior-year quarter. For the year ended December 31, 2014, the Company reported a net loss of $76.0 million, or $0.32 per fully diluted share, compared to a net loss of $508.9 million, or $2.15 per diluted share, in the prior year.

“McDermott is in a much stronger position today, compared to a year ago, as a result of our turnaround efforts. With the recapitalization of the Company in early 2014, we raised the liquidity needed to work through our legacy contracts, capital expenditure commitments and initiatives for 2014 and for the foreseeable future,” said David Dickson, President and Chief Executive Officer of McDermott.

“We delivered better project execution throughout the year and successfully closed out a number of challenging legacy contracts. The installation of the riser support structure in the fourth quarter was a significant milestone for the INPEX-operated Ichthys project, the industry’s largest subsea contract at its time of award. Our recent awards from Brunei Shell Petroleum, Qatar Petroleum, Pemex and Saudi Aramco and the resolution of legacy commercial issues with other clients reflect our improving customer relationships. Even in a lower oil commodity price environment, with McDermott’s differentiated capabilities we continue to see opportunities to bid and win new work. With our liquidity, a team of talented leaders and our relentless drive for greater cost efficiency, we believe the Company has the strength to work through the industry’s current headwinds.”

Mr. Dickson added, “In addition, our new partnerships with two industry leaders represent part of McDermott’s overall growth strategy. In January, we formed io oil & gas™ consulting with GE Oil & Gas. The new venture is focused on conceptual and pre-FEED consulting for offshore and subsea field development. It leverages both companies’ experience to provide the most efficient solutions, resulting in more accurate cost and schedule estimates at the early stages of developments. Additionally, in February, we announced a strategic alliance with Petrofac to combine our complementary capabilities to deliver large integrated EPCI subsea projects with Petrofac’s new high-end SURF, ultra-deepwater pipelay and ultra-heavy lift vessel, the JSD 6000. Together, we plan to provide clients an integrated solution on the largest and most complex deepwater developments.”

McDermott Announces Plan Expected to Improve Cost Structure

McDermott also announced the results of a major review of the Company’s cost structure, which is expected to drive an improvement in profitability and flexibility through reducing fixed and variable costs.

The three key components of the plan include:

  Increased organizational efficiency, commencing in the first quarter of this year, with expected savings starting in the second quarter of 2015
  Centralization of various front- and back-office functions
  Operational cost initiatives leveraging McDermott’s global scale and the outsourcing of some non-core business activities

The Company anticipates annual cash savings in 2015, before restructuring costs, of approximately $50 million, with an annualized expected cash savings of $100 million, starting in 2016. McDermott expects to incur $25 million to $35 million in restructuring costs in 2015, as a result of the review.

Fourth Quarter 2014 Operating Results

The Company reported fourth quarter 2014 revenues of $806.4 million, an increase of $289.1 million compared to revenues of $517.3 million for the prior-year quarter.

The Company’s operating income was $25.9 million for the fourth quarter 2014 and included $1.7 million of asset impairment and $6.0 million of restructuring expenses. These results compare to the prior-year period operating loss of $317.9 million, which included $84.5 million of asset impairments and $16.2 million of restructuring expenses. Cash flow from operations for the fourth quarter 2014 was $119.3 million compared to a net use of cash of $88.5 million for the fourth quarter 2013.

Full Year 2014 Operating Results

For the year ended December 31, 2014, the Company reported revenues of $2.3 billion, compared to $2.7 billion for the year ended December 31, 2013.

Operating income was $8.6 million for the year ended December 31, 2014, which included $46.2 million of gains on asset sales and $18.1 million of restructuring expenses. These results compare to an operating loss of $456.7 million for the year ended December 31, 2013, which included $84.5 million of asset impairments and $35.7 million of restructuring expenses. Cash flow from operations for the year ended December 31, 2014 was $7.0 million compared to a net use of $256.6 million for the year ended December 31, 2013.

The Company’s other expense for the year ended December 31, 2014 was $53.9 million, compared to other income of $15.9 million for the year ended December 31, 2013, due to increased interest expense.

Operational Update

In the Asia Pacific segment, the Company completed the installation of the riser support structure and reeled pipelay scope on the Ichthys project. The Company also completed the float-over installation of the central processing platform on the PETRONAS Kepodang project and the transportation and installation of a single-point mooring tower for the Banyu Urip field in Indonesia.

In the Middle East segment, McDermott’s in-house vessels completed major structural installation campaigns and related tie-in activities for two ongoing projects in Saudi Arabia. In addition, the Company’s Derrick Barge 27 crew celebrated eleven years and 11 million man-hours without a lost time incident.

In the Americas segment, the Company experienced significant execution improvements on the PB Litoral-A project and increased productivity at its Altamira yard. McDermott’s Derrick Barge 50 also recently completed a heavy lift of a 3,250-ton jacket, a record for the vessel.

Other Financial Information

As of December 31, 2014, McDermott reported total assets of $3.4 billion. Included in this amount was $852.9 million in cash and cash equivalents and restricted cash. At year end, the Company had $891.5 million in debt outstanding and total equity of $1.5 billion, or 45% of total assets. The Company was in compliance with all debt covenants for the quarter ended December 31, 2014.

Weighted average common shares outstanding on a fully diluted basis were approximately 284.1 million and 237.0 million for the quarters ended December 31, 2014 and December 31, 2013, respectively. Potential dilutive common shares for the settlement of our common stock purchase contracts totaling 40.9 million shares were considered in the calculation of diluted weighted average shares, because of the Company’s positive net income position for the quarter ended December 31, 2014.

For the years ended December 31, 2014 and December 31, 2013, weighted average common shares outstanding on a fully diluted basis were 237.2 million and 236.5 million, respectively. Due to the anti-dilutive effect, common shares for the settlement of our common stock purchase contracts were not considered in the calculation of diluted weighted average shares for the year ended December 31, 2014.

Contract Backlog Summary

As of December 31, 2014, the Company’s backlog was $3.6 billion, compared to $4.0 billion at September 30, 2014. Of the December 31, 2014 backlog, approximately 43% related to offshore operations and approximately 57% related to subsea operations. Order intake in the fourth quarter 2014 totaled $427.7 million and included a pipeline repair project in Brunei and change orders on existing projects.

At December 31, 2014, the Company had $8.6 billion in bids and change orders outstanding compared to $10.5 billion at September 30, 2014. At December 31, 2014, the Company was targeting to bid approximately $17.6 billion in projects that it expects to be awarded to the market through March 31, 2016. In total, the Company’s potential revenue pipeline was $29.8 billion as of December 31, 2014.

2015 Outlook

The Company expects revenues to be in the range of $3.3 billion to $3.6 billion and operating income to be in the range of $25 million to $50 million, including expected restructuring charges in the range of $25 million to $35 million.

The Company expects capital expenditures to be in the range of $275 million to $295 million, excluding capitalized interest of approximately $25 million. At year-end 2015, cash and restricted cash is expected to be in the range of $600 million to $650 million and debt to be $865 million, provided contracting terms and industry norms on working capital remain stable.

Conference Call

McDermott has scheduled a conference call and webcast related to its fourth quarter and full year 2014 results today at 4:00 p.m. U.S. Central Standard Time. Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site. The replay will also be available on the Company’s Web site following the end of the call. In addition, a presentation will be available on the Investor Relations section of the Company’s Web site that contains supplemental information on our operations and our business outlook.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our clients include national and major energy companies. Operating in more than 20 countries across the world, our locally focused and globally integrated resources include approximately 13,400 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, but are not limited to, statements about: backlog, bids and change orders outstanding, projects McDermott expects to bid and the timing of award of such, and revenue pipeline, to the extent to which these may be viewed as indicators of future revenues or profitability; continued opportunities to bid and win new work; our liquidity; our customer relationships; our beliefs in McDermott’s strengths in the current industry environment; the results of our io oil and gas venture and our alliance with Petrofac; expectations regarding improvements, savings and costs related to McDermott’s profitability initiative and the timing of such; and statements about McDermott’s 2015 outlook, including the expected range of revenues, operating income, restructuring charges, capital expenditures, cash and restricted cash and debt at December 31, 2015. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and business partners. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In thousands)

Revenues	$806,400	$517,338	$2,300,889	$2,658,932
Costs and Expenses:
Cost of operations	718,951	678,938	2,113,013	2,801,426
Selling, general and administrative expenses	51,475	52,148	208,564	193,126
Asset impairments	(9,002)	84,482	(9,002)	84,482
Gains on asset disposals	10,825	292	(46,201)	(15,200)
Restructuring expenses	6,001	16,225	18,113	35,727
Total costs and expenses	778,250	832,085	2,284,487	3,099,561
Equity in Losses of Unconsolidated Affiliates	(2,201)	(3,149)	(7,848)	(16,116)

Operating Income (Loss)	25,949	(317,896)	8,554	(456,745)
Other Income (Expense):
Interest income (expense) - net	(10,346)	220	(60,877)	1,353
Gain (loss) on foreign currency-net	7,091	6,034	7,234	16,872
Other income (expense) - net	(128)	(4,152)	(232)	(2,339)
Total other income (expense)	(3,383)	2,102	(53,875)	15,886

Income (loss) from continuing operations before provision for income taxes and noncontrolling interests	22,566	(315,794)	(45,321)	(440,859)
Provision for Income Taxes	10,332	3,558	20,073	49,051
Net income (loss)	12,234	(319,352)	(65,394)	(489,910)
Less: net income attributable to noncontrolling interest	4,059	6,884	10,600	18,958

Net income (loss) attributable to McDermott International, Inc.	$8,175	$(326,236)	$(75,994)	$(508,868)

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In thousands, except share and per share amounts)

Income (loss) from continuing operations less noncontrolling interest	$8,175	$(326,236)	$(75,994)	$(508,868)
Income from discontinued operations, net of tax	-	-	-	-
Net income (loss) attributable to McDermott International, Inc.
Income (loss) from continuing operations less noncontrolling interest	$8,175	$(326,236)	$(75,994)	$(508,868)

Weighted average common shares (basic)	237,130,209	236,952,496	237,229,086	236,514,584
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	47,011,244	-	-	-

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	284,141,453	236,952,496	237,229,086	236,514,584

Basic earnings per share :
Income (loss) from continuing operations less noncontrolling interest	0.03	(1.38)	(0.32)	(2.15)
Income (loss) from discontinued operations, net of tax	-	-	-	-
Net income (loss) attributable to McDermott International, Inc.	0.03	(1.38)	(0.32)	(2.15)

Diluted earnings per share:
Income (loss) from continuing operations less noncontrolling interest	0.03	(1.38)	(0.32)	(2.15)
Income (loss) from discontinued operations, net of tax	-	-	-	-
Net income (loss) attributable to McDermott International, Inc.	0.03	(1.38)	(0.32)	(2.15)

SUPPLEMENTARY DATA

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In thousands)
Drydock amortization	$4,152	$4,288	$19,719	$18,467
Depreciation & amortization expense	$24,530	$24,466	$93,185	$84,580
Capital expenditures	$104,661	$58,565	$321,187	$283,962
Backlog	$3,600,999	$4,802,223	$3,600,999	$4,802,223

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$665,309	$118,702
Restricted cash and cash equivalents	187,585	23,652
Accounts receivable – trade, net	143,370	381,858
Accounts receivable – other	81,088	89,273
Contracts in progress	357,617	425,986
Deferred income taxes	7,514	7,091
Assets held for sale	14,253	1,396
Other current assets	51,378	32,242
Total Current Assets	1,508,114	1,080,200
Property, Plant and Equipment	2,473,563	2,367,686
Less accumulated depreciation	(830,467)	(889,009)
Net Property, Plant and Equipment	1,643,096	1,478,677
Accounts Receivable – Long-Term Retainages	137,468	65,365
Investments in Unconsolidated Affiliates	38,186	50,536
Deferred Income Taxes	17,313	16,766
Assets Held for Sale	-	12,243
Investments	2,216	13,511
Other Assets	97,564	90,073
Total Assets	$3,443,957	$2,807,371

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$27,026	$39,543
Accounts payable	251,924	398,739
Accrued liabilities	337,209	365,224
Advance billings on contracts	199,865	278,929
Deferred income taxes	19,753	17,892
Income taxes payable	25,165	20,657
Total Current Liabilities	860,942	1,120,984
Long-Term Debt	864,521	49,019
Self-Insurance	17,026	20,531
Pension Liability	18,403	15,681
Non-current Income Taxes	49,229	56,042
Other Liabilities	94,722	104,770
Commitments and Contingencies
Stockholders' Equity:
Common stock, par value $1.00 per share, authorized
400,000,000 shares; issued 245,209,850 and 244,271,365 shares
at December 31, 2014 and December 31, 2013, respectively	245,210	244,271
Capital in excess of par value (including prepaid common stock purchase contracts)	1,676,815	1,414,457
Accumulated Deficit	(239,572)	(163,578)
Treasury stock, at cost: 7,400,027 and 7,130,294 shares at
at December 31, 2014 and December 31, 2013, respectively	(96,441)	(97,926)
Accumulated other comprehensive loss	(97,808)	(47,710)
Stockholders' Equity - McDermott International, Inc.	1,488,204	1,349,514
Noncontrolling interest	50,910	90,830
Total Equity	1,539,114	1,440,344
Total Liabilities and Equity	$3,443,957	$2,807,371

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(65,394)	$(489,910)
(Income) loss from discontinued operations, net of tax	-	-
Income (loss) from continuing operations	(65,394)	(489,910)
Non-cash items included in net loss:
Depreciation and amortization	93,185	84,580
Drydock amortization	19,719	18,467
Loss on asset impairments	(9,002)	84,482
Stock-based compensation charges	18,565	21,100
Equity in losses of unconsolidated affiliates	7,848	16,116
Gain on foreign currency-net	(10,310)	(13,247)
Restructuring activity	(2,310)	18,044
Gain on asset disposals	(46,201)	(15,200)
Deferred taxes	891	(5,359)
Other non-cash items	(3,605)	(6,029)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	166,385	30,156
Net contracts in progress and advance billings on contracts	(10,695)	171,397
Accounts payable	(154,439)	(17,493)
Accrued and other current liabilities	(2,801)	(22,155)
Pension liability and accrued postretirement and employee benefits	(1,861)	(30,828)
Income taxes	(4,668)	(54,431)
Other assets and liabilities	11,653	(46,301)
TOTAL CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES - CONTINUING OPERATIONS	6,960	(256,611)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(321,187)	(283,962)
(Increase) decrease in restricted cash and cash equivalents	(163,933)	(5,536)
Purchases of available-for-sale securities	(3,695)	(10,535)
Sales and maturities of available-for-sale securities	12,978	43,959
Investments in unconsolidated affiliates	(2,420)	(9,354)
Proceeds from asset dispositions	71,961	37,386
Other investing activities	(2,706)	(3,113)
NET CASH USED IN INVESTING ACTIVITIES - CONTINUING OPERATIONS	(409,002)	(231,155)
NET CASH PROVIDED BY INVESTING ACTIVITIES - DISCONTINUED OPERATIONS	-	-
TOTAL CASH USED IN INVESTING ACTIVITIES	(409,002)	(231,155)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	1,328,875	296,000
Payment of debt	(298,534)	(310,146)
Issuance of common stock	327	68
Purchase of treasury stock	(1,707)	(1,106)
Debt issuance costs	(39,112)	(4,905)
Distributions to noncontrolling interests	(6,352)	(13,743)
Acquisition of noncontrolling interest	(32,943)	-
TOTAL CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	950,554	(33,832)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(1,905)	153
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	546,607	(521,445)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	118,702	640,147
CASH AND CASH EQUIVALENTS AT END OF YEAR	$665,309	$118,702

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes (net of refunds)	$26,661	$105,444
Interest expense (net of amount capitalized)	$28,390	-

CONTACT:
McDermott International, Inc.
Investors & Financial Media
Darcey Matthews, 281.870.5147
Vice President, Investor Relations
dmatthews@mcdermott.com